Exhibit 99.1

Contact:

Scott Solomon

Vice President

Sharon Merrill Associates, Inc.

Phone: (617) 542-5300

CYNO@investorrelations.com

NEWS RELEASE

Cynosure Reports Financial Results for the Fourth Quarter of 2010

•	Growth in North America, Asia Pacific Drive 16 Percent Increase in Revenue

•	Seventh Consecutive Quarter of Positive Operating Cash Flow

•	Company Reduces Full-Year Operating Expenses by $8.9 Million

•	Cynosure Concludes 2010 with Cash and Investments of $96.8 Million

Westford, Mass., February 15, 2011: Cynosure, Inc. (NASDAQ: CYNO) today announced financial results for the three months and year ended December 31, 2010.

Revenues for the fourth quarter of 2010 increased 16 percent to $22.3 million from $19.3 million in the same period of 2009. Net loss for the fourth quarter of 2010 was $0.8 million, or $0.06 per basic and diluted share, compared with a net loss of $14.5 million, or $1.14 per basic and diluted share, or the comparable period of 2009. Financial results for the fourth quarter of 2009 included a non-cash tax charge of $10.4 million to establish a valuation allowance against the company’s U.S. deferred tax assets, and a $2.1 million non-cash charge related to an inventory write-down of an earlier-generation product.

The company reduced its loss from operations in the fourth quarter of 2010 to $0.6 million, which included stock-based compensation of approximately $0.6 million. This compares with a loss from operations in the fourth quarter of 2009 of $5.7 million, which included stock-based compensation of $1.1 million.

“Higher product demand from North America and overseas drove our revenue growth in the fourth quarter,” said Cynosure President and Chief Executive Officer Michael Davin. “In North America, laser product sales were up 17 percent from the same period in 2009. Although financing remains difficult for many aesthetic practitioners, the relationships we have established with certain financial institutions and third-party financing sources are gradually beginning to improve access to credit for our customers. International laser product sales rose 18 percent from the fourth quarter of 2009, paced by solid gains in our Asian direct distribution network.”

Gross profit for the fourth quarter of 2010 was 55.9 percent of total revenues, compared with 43.9 percent for the same period of 2009, which included the inventory write-down. The improvement in gross margin in the 2010 period reflected the effects of the inventory write-down as well as a higher percentage of sales from direct distribution channels, which carry higher margins than products sold through third-party distributors.

Total operating expenses for the fourth quarter of 2010 decreased $1.1 million, or 8 percent, to $13.1 million from $14.2 million for the same period of 2009. For full-year 2010, total operating expenses decreased $8.9 million, or 15 percent, to $51.4 million from $60.3 million for 2009.

“We generated positive cash flow from operations for the seventh consecutive quarter in Q4, reflecting the success of our cost-reduction initiatives,” Davin said. “With our $8.9 million decrease in operating expenses for the year, we exceeded our goal of lowering annualized operating expenses in the range of $5 million to $7 million from 2009, and also exceeded our objective to be cash-flow breakeven for 2010. Our cash, marketable securities and investments totaled $96.8 million at year-end, an increase of approximately $4.9 million from the end of 2009. We also purchased $1.4 million of stock under our previously announced stock buyback plan in 2010.”

FY 2010 Financial Results: Year-over-Year Revenue Growth of 12 Percent

Revenues for the 12 months ended December 31, 2010 increased 12 percent to $81.8 million from $72.8 million for the full year of 2009. Gross profit for 2010 was 56.7 percent of total revenues, compared with 54.9 percent for 2009, which included the inventory write-down. Net loss for 2010 was $5.5 million, or $0.44 per basic and diluted share, compared with a net loss for full-year 2009 of $22.8 million, or $1.79 per basic and diluted share. Financial results for 2009 included the non-cash tax charge of $10.4 million to establish a valuation allowance against the company’s U.S. deferred tax assets, and the $2.1 million non-cash charge related to an inventory write-down of an earlier-generation product.

Recent Highlights

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World’s First Minimally Invasive Laser for Long-term Cellulite Reduction: Cynosure recently introduced the Cellulaze™ Cellulite Laser Workstation, the world’s first minimally invasive surgical device specifically designed for the long-term reduction of cellulite. Cellulaze uses laser energy to restore the normal structure of the skin and underlying connective tissue, increasing skin elasticity and thickness. The product, which recently received CE Mark certification, was unveiled this month at the American Academy of Dermatology’s 69th Annual Meeting in New Orleans. It will be available for sale to physicians in the European Union in the second quarter of 2011.

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Non-Invasive SmoothShapes XV for Temporary Reduction of Cellulite: Cynosure acquired substantially all of the assets of Elemé Medical, including the company’s non-invasive SmoothShapes® XV system for the temporary reduction in the appearance of cellulite. The SmoothShapes XV system treats cellulite through a proprietary process known as Photomology®, which combines laser and light energy with mechanical manipulation (vacuum and massage) to produce tighter, smoother-looking skin. The system is FDA cleared for marketing in the United States and CE marked for sale in the European Union.

“Product innovation is the engine that continues to drive growth at Cynosure, and we believe that our new cellulite workstations will play an integral role in the company’s long-term success,” Davin said. “In Cellulaze and SmoothShapes XV, we are building a broad technology platform designed to serve practitioners and their patients who are seeking a solution for either long-lasting or temporary cellulite reduction. We are excited about the future potential of these products to treat what we believe is a significantly underserved aesthetic indication that affects 85 percent of women over the age of 20.”

Outlook

“Our strong balance sheet and aggressive cost-reduction initiatives put us on solid financial footing for the coming year, as we focus on building momentum across our direct and third-party distributor sales,” Davin said. “Near-term, we plan to begin rolling out Cellulaze in key European territories, complete the clinical steps necessary for regulatory review of our Cellulaze 510(k) application in the United States and launch our SmoothShapes XV workstation in domestic and international markets. We are optimistic about the prospects for our business in 2011.”

Fourth-Quarter and Year-End Financial Results Conference Call

In conjunction with its fourth-quarter results, Cynosure will host a conference call for investors and analysts at 9:00 a.m. ET today. On the call, Michael Davin and Timothy Baker, the company’s Executive Vice President and Chief Financial Officer, will discuss the company’s financial results and provide a business overview. Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 407-5790 or (201) 689-8328. If you are unable to listen to the live call, the webcast will be archived on the company’s website.

About Cynosure, Inc.

Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and pigmented lesions, rejuvenate the skin, liquefy and remove unwanted fat through laser lipolysis and reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulse dye, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991. For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the company’s anticipated financial results, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the global economy and lending environment and their effects on the aesthetic laser industry, Cynosure’s history of operating losses, its reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, changes in consumer preferences, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

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Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2010	2009	2010	2009

Revenues	$22,342	$19,259	$81,775	$72,825
Cost of revenues	9,859	10,811	35,388	32,808

Gross profit	12,483	8,448	46,387	40,017

Operating expenses
Selling and marketing	8,702	9,402	32,818	39,098
Research and development	1,846	1,678	7,300	6,679
General and administrative	2,561	3,116	11,312	14,556

Total operating expenses	13,109	14,196	51,430	60,333

Loss from operations	(626)	(5,748)	(5,043)	(20,316)

Interest income, net	24	69	163	523
Other (expense) income, net	(28)	(12)	(224)	694

Loss before income taxes	(630)	(5,691)	(5,104)	(19,099)

Income tax provision	168	8,807	442	3,659

Net loss	$(798)	$(14,498)	$(5,546)	$(22,758)

Diluted net loss per share	$(0.06)	$(1.14)	$(0.44)	$(1.79)

Diluted weighted average shares outstanding	12,592	12,712	12,666	12,709

Basic net loss per share	$(0.06)	$(1.14)	$(0.44)	$(1.79)

Basic weighted average shares outstanding	12,592	12,712	12,666	12,709

Condensed Consolidated Balance Sheet

(In thousands)

	Dec. 31, 2010	Dec. 31, 2009
	(unaudited)

Assets:
Cash, cash equivalents and short-term marketable securities	$86,836	$68,505
Short-term investments and related financial instruments	—	18,454
Accounts receivable, net	10,621	11,741
Inventories	18,684	21,815
Prepaid expenses and other current assets	3,902	6,441
Deferred tax asset, current portion	489	160

Total current assets	120,532	127,116
Property and equipment, net	8,892	10,567
Long-term marketable securities	9,990	5,008
Other noncurrent assets	2,398	2,510

Total assets	$141,812	$145,201

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$15,267	$14,357
Amounts due to related parties	1,785	1,350
Deferred revenue	3,660	4,237
Capital lease obligations	133	264

Total current liabilities	20,845	20,208

Capital lease obligations, net of current portion	40	171
Deferred revenue, net of current portion	348	620
Other long-term liabilities	279	372

Total stockholders’ equity	120,300	123,830

Total liabilities and stockholders’ equity	$141,812	$145,201